UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                               (Amendment No. 17)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    808194104
                                    ---------
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 August 8, 2007
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                         (Continued on following pages)

                              (Page 1 of 30 Pages)

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 2 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Companies Equity Partners, L.P.                                                                   13-4088890
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        677,381
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           677,381
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 677,381
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 2.49%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 PN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 3 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Companies Investors, LLC                                                                          13-4126527
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        677,381
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           677,381
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 677,381
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 2.49%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 OO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 4 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Investments, L.P.                                                                                 20-2871525
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        477,313
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           477,313
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 477,313
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.75%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 PN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 5 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Companies Advisors, LLC                                                                           20-0327470
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        477,313
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           477,313
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 477,313
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.75%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 OO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 6 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Companies Offshore Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       British Virgin Islands
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        1,183,160
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           1,183,160
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,183,160
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 4.34%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 CO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 7 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Offshore Advisors II, LLC                                                                         20-8325785
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        1,183,160
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           1,183,160
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,183,160
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 4.34%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 IA, OO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 8 of 30 Pages
-------------------                                                                                              ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Barington Capital Group, L.P.                                                                               13-3635132
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       New York
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        2,337,854
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           2,337,854
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 2,337,854
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 8.58%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 PN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 9 of 30 Pages
-------------------                                                                                              ------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     LNA Capital Corp.                                                                                           13-3635168
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        2,337,854
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           2,337,854
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 2,337,854
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 8.58%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 CO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 10 of 30 Pages
-------------------                                                                                              -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     James A. Mitarotonda
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        2,342,354
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           2,342,354
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 2,342,354
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 8.59%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 IN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 11 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     RJG Capital Partners, L.P.                                                                                  20-0133443
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b)  |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        15,000
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           15,000
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 15,000
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.06%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 PN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 12 of 30 Pages
-------------------                                                                                              -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     RJG Capital Management, LLC                                                                                 20-0027325
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        15,000
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           15,000
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 15,000
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.06%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 OO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 13 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Ronald J. Gross
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        15,000
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           15,000
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 15,000
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.06%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 IN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 14 of 30 Pages
-------------------                                                                                              -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     D.B. Zwirn Special Opportunities Fund, L.P.                                                                 73-1637217
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        16,573
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           16,573
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 16,573
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.06%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 PN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 15 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     D.B. Zwirn Special Opportunities Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Cayman Islands
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        73,423
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           73,423
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 73,423
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.27%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 CO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 16 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     HCM/Z Special Opportunities LLC                                                                             98-0436333
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             WC

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Cayman Islands
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        29,412
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           29,412
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 29,412
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.11%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 CO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 17 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     D.B. Zwirn & Co., L.P.                                                                                      02-0597442
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        119,408
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           119,408
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 119,408
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.44%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 PN
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 18 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     DBZ GP, LLC                                                                                                 42-1657316
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        119,408
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           119,408
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 119,408
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.44%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 OO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 19 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Zwirn Holdings, LLC                                                                                         30-0080444
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        119,408
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           119,408
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 119,408
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.44%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 OO
------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

CUSIP No. 808194104                                                                                              Page 20 of 30 Pages
-------------------                                                                                              -------------------


1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Daniel B. Zwirn
------------------------------------------------------------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                            (a) [X]

                                                                                                                 (b) |_|
------------------------------------------------------------------------------------------------------------------------------------
3)   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4)   SOURCE OF FUNDS             OO

------------------------------------------------------------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     |_|

------------------------------------------------------------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
------------------------------------------------------------------------------------------------------------------------------------
                       7)   SOLE VOTING POWER
NUMBER OF                        119,408
SHARES                 -------------------------------------------------------------------------------------------------------------
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                         none
EACH                   -------------------------------------------------------------------------------------------------------------
REPORTING              9)   SOLE DISPOSITIVE POWER
PERSON                           119,408
WITH                   -------------------------------------------------------------------------------------------------------------
                       10)  SHARED DISPOSITIVE POWER
                                 none
------------------------------------------------------------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 119,408
------------------------------------------------------------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
------------------------------------------------------------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.44%
------------------------------------------------------------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

                                 IN
------------------------------------------------------------------------------------------------------------------------------------

                                                             Page 21 of 30 Pages

     This Amendment No. 17 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005, as amended by that certain Amendment No. 1 filed with the SEC on July 1, 2005, that certain Amendment No. 2 filed with the SEC on August 3, 2005, that certain Amendment No. 3 filed with the SEC on August 25, 2005, that certain Amendment No. 4 filed with the SEC on September 8, 2005, that certain Amendment No. 5 filed with the SEC on September 13, 2005, that certain Amendment No. 6 filed with the SEC on September 28, 2005, that certain Amendment No. 7 filed with the SEC on October 11, 2005, that certain Amendment No. 8 filed with the SEC on October 25, 2006, that certain Amendment No. 9 filed with the SEC on May 30, 2006, that certain Amendment No. 10 filed with the SEC on June 1, 2006, that certain Amendment No. 11 filed with the SEC on September 28, 2006, that certain Amendment No. 12 filed with the SEC on October 10, 2006, that certain Amendment No. 13 filed with the SEC on October 12, 2006, that certain Amendment No. 14 filed with the SEC on October 26, 2006, that certain Amendment No. 15 filed with the SEC on November 7, 2006 and that certain Amendment No. 16 filed with the SEC on April 4, 2007 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2. Identity and Background.

     The second paragraph of Item 2(a) - (c) of the Statement is hereby amended and restated as follows:

     As of August 10, 2007, the Reporting Entities are the beneficial owners of, in the aggregate, 2,476,762 shares of Common Stock, representing approximately 9.09% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

     The information contained in Item 3 of the Statement is hereby amended and supplemented as follows: Since the filing of the Statement, Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Offshore Fund, Ltd., RJG Capital Partners, L.P., D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. purchased an aggregate of 406,650 shares of Common Stock. The amount of funds expended for such purchase was approximately $2,125,053.63 by Barington Companies Equity Partners, L.P., $1,712,482.76 by Barington Investments, L.P., $4,787,818.96 by Barington Companies Offshore Fund, Ltd., $50,190.00 by RJG Capital Partners, L.P., $46,732.87 by D.B. Zwirn Special Opportunities Fund, L.P. and $68,158.88 by D.B. Zwirn Special Opportunities Fund, Ltd.

Item 5. Interest in Securities of the Issuer.

     Items 5(a) - (c) of the Statement are hereby amended and restated as follows:

     (a) As of August 10, 2007, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 677,381 shares of Common Stock, representing approximately 2.49% of

                                                             Page 22 of 30 Pages

the shares of Common Stock presently outstanding based upon the 27,257,619 shares of Common Stock reported by the Company to be issued and outstanding as of June 22, 2007 in its Form 10-Q filed with the Securities and Exchange Commission on June 29, 2007 (the "Issued and Outstanding Shares").

     As of August 10, 2007, Barington Investments, L.P. beneficially owns 477,313 shares of Common Stock, representing approximately 1.75% of the Issued and Outstanding Shares. As of August 10, 2007, Barington Companies Offshore Fund, Ltd. beneficially owns 1,183,160 shares of Common Stock, representing approximately 4.34% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 677,381 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., representing approximately 2.49% of the Issued and Outstanding Shares. As the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 477,313 shares of Common Stock beneficially owned by Barington Investments, L.P., representing approximately 1.75% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC may be deemed to beneficially own the 1,183,160 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing approximately 4.34% of the Issued and Outstanding Shares. As the majority member of Barington Companies Investors, LLC, Barington Companies Advisors, LLC and Barington Offshore Advisors II, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 677,381 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 477,313 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,183,160 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 2,337,854 shares, representing approximately 8.58% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 677,381 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 477,313 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,183,160 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 2,337,854 shares of Common Stock, representing approximately 8.58% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., James A. Mitarotonda may be deemed to beneficially own the 677,381 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 477,313 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,183,160 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 2,337,854 shares of Common Stock. Mr. Mitarotonda, who is a director of the Company, also beneficially owns 2,000 shares of restricted Common Stock granted to him under the Company's 2002 Equity Incentive Plan and 2,500 shares of restricted Common Stock granted to him under the Company's 2006 Equity Incentive Plan. As a result, Mr. Mitarotonda may be deemed to beneficially own an aggregate of 2,342,354 shares of Common Stock, representing approximately 8.59% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 677,381 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 477,313 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,183,160 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims

                                                             Page 23 of 30 Pages

beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting and dispositive power with respect to the 4,500 shares of restricted Common Stock beneficially owned by him.

     As of August 10, 2007, RJG Capital Partners, L.P. beneficially owns 15,000 shares of Common Stock, representing approximately 0.06% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 15,000 shares owned by RJG Capital Partners, L.P., representing approximately 0.06% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Ronald
J. Gross may be deemed to beneficially own the 15,000 shares owned by RJG Capital Partners, L.P., representing approximately 0.06% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 15,000 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

     As of August 10, 2007, D.B. Zwirn Special Opportunities Fund, L.P. beneficially owns 16,573 shares of Common Stock, representing approximately 0.06% of the Issued and Outstanding Shares. As of August 10, 2007, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 73,423 shares and 29,412 shares of Common Stock, respectively, representing approximately 0.27% and 0.11%, respectively, of the Issued and Outstanding Shares.

     As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 16,573 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 73,423 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 119,408 shares, representing approximately 0.44% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 16,573 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 73,423 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 119,408 shares, representing approximately 0.44% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 16,573 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 73,423 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 119,408 shares, representing approximately 0.44% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 16,573 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 73,423 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 119,408

                                                             Page 24 of 30 Pages

shares, representing approximately 0.44% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

     The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

     (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a).

     Each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

     (c) Information concerning all transactions in shares of Common Stock effected by the Reporting Persons since the filing of the Statement are described in the Schedule attached hereto and incorporated herein by reference.

                                                             Page 25 of 30 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  August 10, 2007

                                         BARINGTON COMPANIES EQUITY PARTNERS,
                                         L.P.
                                         By: Barington Companies Investors, LLC,
                                             its general partner

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title:   Managing Member


                                         BARINGTON COMPANIES INVESTORS, LLC

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title:   Managing Member


                                         BARINGTON INVESTMENTS, L.P.
                                         By: Barington Companies Advisors, LLC,
                                             its general partner

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title:   Managing Member


                                         BARINGTON COMPANIES ADVISORS, LLC

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title: Managing Member

                                                             Page 26 of 30 Pages

                                         BARINGTON COMPANIES OFFSHORE FUND, LTD.

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title: President


                                         BARINGTON OFFSHORE ADVISORS II, LLC

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------

                                         Name: James A. Mitarotonda
                                         Title: Managing Member


                                         BARINGTON CAPITAL GROUP, L.P.
                                         By: LNA Capital Corp., its general
                                              partner

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title: President and CEO


                                         LNA CAPITAL CORP.

                                         By: /s/ James A. Mitarotonda
                                             -----------------------------------
                                         Name: James A. Mitarotonda
                                         Title: President and CEO


                                         /s/ James A. Mitarotonda
                                         ---------------------------------------
                                         James A. Mitarotonda


                                         RJG CAPITAL PARTNERS, L.P.

                                         By: RJG Capital Management, LLC, its
                                             general partner

                                         By: /s/ Ronald J. Gross
                                             -----------------------------------
                                         Name: Ronald J. Gross
                                         Title: Managing Member

                                                             Page 27 of 30 Pages

                                         RJG CAPITAL MANAGEMENT, LLC


                                         By: /s/ Ronald J. Gross
                                             -----------------------------------
                                         Name: Ronald J. Gross
                                         Title: Managing Member


                                         /s/ Ronald J. Gross
                                         ---------------------------------------
                                         Ronald J. Gross


                                         D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                         L.P.
                                         By: D.B. Zwirn Partners, LLC, its
                                             general partner

                                         By: Zwirn Holdings, LLC, its managing
                                             member

                                         By: /s/ Daniel B. Zwirn
                                             -----------------------------------
                                         Name: Daniel B. Zwirn
                                         Title: Managing Member


                                         D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                         LTD.
                                         By: D.B. Zwirn & Co., L.P., its manager
                                         By: DBZ GP, LLC, its general partner
                                         By: Zwirn Holdings, LLC, its managing
                                             member

                                         By: /s/ Daniel B. Zwirn
                                             -----------------------------------
                                         Name: Daniel B. Zwirn
                                         Title: Managing Member


                                         HCM/Z SPECIAL OPPORTUNITIES LLC
                                         By: D.B. Zwirn & Co., L.P., its manager
                                         By: DBZ GP, LLC, its general partner
                                         By: Zwirn Holdings, LLC, its managin
                                             member

                                         By: /s/ Daniel B. Zwirn
                                             -----------------------------------
                                         Name: Daniel B. Zwirn
                                         Title: Managing Member

                                                             Page 28 of 30 Pages


                                         D.B. ZWIRN & CO., L.P.
                                         By: DBZ GP, LLC, its general partner
                                         By: Zwirn Holdings, LLC, its managing
                                             member

                                         By: /s/ Daniel B. Zwirn
                                             -----------------------------------
                                         Name: Daniel B. Zwirn
                                         Title: Managing Member


                                         DBZ GP, LLC
                                         By: Zwirn Holdings, LLC, its managing
                                             member

                                         By: /s/ Daniel B. Zwirn
                                             -----------------------------------
                                         Name: Daniel B. Zwirn
                                         Title: Managing Member


                                         ZWIRN HOLDINGS, LLC

                                         By: /s/ Daniel B. Zwirn
                                             -----------------------------------
                                         Name: Daniel B. Zwirn
                                         Title: Managing Member


                                         /s/ Daniel B. Zwirn
                                         ---------------------------------------
                                         Daniel B. Zwirn

                                                             Page 29 of 30 Pages

                                    SCHEDULE

     This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in open market transactions through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

               Number of
Date            Shares       Price Per Share             Cost(*)
----          ----------     ---------------         ---------------
4/11/2007         14,821         $21.972                $325,647.01
4/12/2007          4,169         $22.000                $ 91,718.00
5/1/2007           5,804         $22.830                $132,505.32
7/26/2007         19,867         $22.841                $453,782.15
7/27/2007         13,368         $22.860                $305,592.48
8/8/2007          12,588         $21.095                $265,543.86
8/9/2007          27,846         $19.761                $550,264.81


Shares purchased by Barington Investments, L.P.

               Number of
Date            Shares       Price Per Share             Cost(*)
----          ----------     ---------------         ---------------
4/11/2007          5,391         $21.972                $118,451.05
4/12/2007          3,262         $22.000                $ 71,764.00
5/1/2007           3,752         $22.830                $ 85,658.16
7/26/2007          7,830         $22.841                $178,845.03
7/27/2007          6,530         $22.860                $149,275.80
8/2/2007           7,351         $22.751                $167,242.60
8/3/2007           8,229         $22.337                $183,811.17
8/6/2007           6,422         $21.572                $138,535.38
8/8/2007          10,210         $21.095                $215,379.95
8/9/2007          20,420         $19.761                $403,519.62


Shares purchased by Barington Companies Offshore Fund, Ltd.

               Number of
Date            Shares       Price Per Share             Cost(*)
----          ----------     ---------------         ---------------
4/11/2007          2,745         $21.972                $   60,313.14
4/12/2007          6,459         $22.000                $  142,098.00
5/1/2007           6,371         $22.830                $  145,449.93
7/26/2007         20,583         $22.841                $  470,136.30
7/27/2007         20,368         $22.860                $  465,612.48
8/2/2007          28,649         $22.751                $  651,793.40
8/3/2007          32,071         $22.337                $  716,369.93
8/6/2007          25,028         $21.572                $  539,904.02
8/8/2007          27,202         $21.095                $  573,826.19
8/9/2007          51,734         $19.761                $1,022,315.57

                                                             Page 30 of 30 Pages


Shares purchased by RJG Capital Partners, L.P.

               Number of
Date            Shares       Price Per Share             Cost(*)
----          ----------     ---------------         ---------------
8/9/2007          2,500          $20.076                $50,190.00


Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

               Number of
Date            Shares       Price Per Share             Cost(*)
----          ----------     ---------------         ---------------
4/11/2007         338            $21.972                $ 7,426.54
4/12/2007         204            $22.000                $ 4,488.00
5/1/2007          230            $22.830                $ 5,250.90
7/26/2007         706            $22.841                $16,125.75
7/27/2007         588            $22.860                $13,441.68


Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

               Number of
Date            Shares       Price Per Share             Cost(*)
----          ----------     ---------------         ---------------
4/11/2007           505          $21.972                $11,095.86
4/12/2007           306          $22.000                $ 6,732.00
5/1/2007            343          $22.830                $ 7,830.69
7/26/2007         1,014          $22.841                $23,160.77
7/27/2007           846          $22.860                $19,339.56

----------
(*)  Excludes commissions and other execution-related costs.